Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Citizens & Northern Corporation of our report dated March 6, 2025 relating to the consolidated balance sheet as of December 31, 2024, the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year then ended and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Citizens & Northern Corporation for the year ended December 31, 2024, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Columbus, Ohio

July 22, 2025